Exhibit 10.1

KOHL'S CORPORATION

NON-QUALIFIED STOCK OPTION AGREEMENT

Executive	Employee ID	Grant Date	Expiration Date	Number of Shares Option Price Per Share

The Compensation and Stock Option Committee (the “Committee”) of the Board of Directors of Kohl’s Corporation (“Kohl’s”) has approved granting to the Executive named above ("Executive") a nonstatutory option ("Option") to purchase shares of Kohl's common stock on the terms and subject to the conditions described below.  Kohl's and the Executive agree as follows:

1.

Number of Shares Optioned; Option Price.

Kohl's grants to Executive the right and option to purchase, in the aggregate, the number of shares of Kohl's $0.01 par value common stock ("Common Shares") shown above at the option price per share shown above.  Except as provided by this Agreement, the Option granted shall be irrevocable.  The Common Shares which Executive is entitled to purchase will be either Kohl's authorized but unissued common stock or Kohl's treasury shares.  The Option granted is not intended to be treated, and will not be treated, as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.  Except as provided herein, the Option shall impose no obligation on Executive to exercise such Option.

2.

Time Limitations on Exercise of Option.

Except as provided in Kohl’s 2003 Long-Term Compensation Plan (the “Plan”) or in this Agreement, and unless the Committee establishes otherwise, Executive may exercise his/her Option to purchase, in whole or in part, not more than that portion of the total number of Common Shares shown above according to the percentages and the anniversary dates specified below:

Anniversary Date

Total Number of Shares For

After Option Grant

Which Option is Exercisable

Except as provided in the Plan or in this Agreement, this Option may not be exercised before the anniversary dates specified above or after the expiration of fifteen (15) years from the date it is granted (the "Expiration Date").  This Option may not be exercised for fractional Common Shares.

3.

Termination of Employment.

If Executive ceases to be actively employed by Kohl’s as a full time Key Employee (such as assignment to a position that is not eligible for Awards under the Plan) for any reason other than Retirement, Disability or death, Executive shall have until the earlier of: (i) the Expiration Date;  (ii) ninety (90) days following the date of termination of Executive's employment with Kohl’s; or (iii) ninety (90) days following the date Executive ceases to be a full time Key Employee, to exercise this Option to the extent Executive is otherwise entitled to exercise it as provided in Paragraph 2.  To the extent Executive is not entitled to exercise this Option at the time Executive ceases to be actively employed by Kohl’s as a full time Employee, the outstanding and unexercised portion of the Option shall immediately lapse and Executive shall have no further rights with respect to it. Nothing contained herein shall limit Kohl's right to terminate the employment of Executive at any time for any reason.

4.

Rights in the Event of Retirement or Disability.

If Executive's employment with Kohl's is terminated due to Retirement (or due to an early retirement approved by the Committee) or Disability (as each of those terms are defined in the Plan), Executive shall have until the earlier of: (i) the Expiration Date; or (ii) one (1) year from the effective date of such Retirement or Disability to exercise this Option to the extent to which Executive would otherwise be entitled to exercise it on the effective date of such Retirement or Disability.  To the extent Executive is not entitled to exercise any portion of this Option prior to Executive’s Retirement or Disability, such outstanding and unexercised portion of the Option shall immediately lapse on the date of Executive’s Retirement or Disability.

5.

Rights In the Event of Executive's Death.

In the event of Executive's death: (i) while actively employed by Kohl's as a full time Key Employee; or (ii) during any period following Executive's Retirement or Disability during which any then outstanding and unexercised Option is exercisable by Executive pursuant to Paragraph 4, the term during which the Option is exercisable shall be the earlier of:

(a) the expiration of the period during which the Option is exercisable pursuant to paragraph 4;

(b) twelve (12) months after the date of Executive's death; or

(c) the Expiration Date.

In the event of Executive's death while actively employed by Kohl's as a full time Key Employee, the number of Common Shares for which the Option may be exercised shall be the total number of Common Shares granted to Executive pursuant to this Option Agreement (irrespective of whether they are exercisable on or before the date of Executive’s death) that remain outstanding and unexercised on the date of Executive's death.  In the event of Executive's death following Executive's Retirement or Disability, the number of Common Shares for which the Option may be exercised shall be limited to that number of Common Shares for which Executive would otherwise be entitled to exercise this Option on the date of Executive's Retirement or Disability, as provided in paragraph 4.  In the event of Executive's death, the Option may be exercisable by the beneficiary designated by Executive, if any, or the personal representative, administrator or other representative of Executive's estate.

6.

Forfeiture for Conduct Detrimental to Kohl’s.

If, at any time between the date of this Agreement and the date which is twelve (12) months after Executive ceases to be actively employed by Kohl’s as a full time Key Employee, the Committee shall determine that Executive has engaged in any “Detrimental Activity” (as defined below), then (a) this Option shall lapse effective as of the date on which Executive first engages in such Detrimental Activity, and (b) fifty percent (50%) of all “Option Profits” (as defined below), derived by Executive from exercising all or any portion of this Option from and after the date which is twelve (12) months prior to the date on which Executive first engages in such Detrimental Activity shall be paid to Kohl’s by Executive.

For purposes of this Paragraph 6, “Detrimental Activity” shall mean:

 (a)  Executive’s employment by, or direct or indirect performance of services for, any organization that (i) is, operates, owns or provides advice to, retail department or specialty stores that sell goods competitive with Kohl’s or any of Kohl’s affiliates in any geographical area that is within twenty-five (25) miles of any retail store operated by Kohl’s or any of its affiliates; or (ii) provides goods or services to Kohl’s and other retailers who compete with Kohl’s; or

(b)  The unauthorized use or disclosure of any of Kohl’s non-public, confidential, proprietary or trade secret information;  or

(c)  Any attempt to directly or indirectly induce any management-level employee of Kohl’s or any of Kohl’s affiliates to be employed by, or perform services for, any other organization.

For purposes of this Paragraph 6, “Option Profit” shall mean the difference between the aggregate price paid for the Common Shares acquired pursuant to the Option and the aggregate fair market value of such shares on the date of such exercise.  The fair market value of the Common Shares will be the closing sale price of the Common Shares on the date of the exercise, provided that with respect to any Common Shares sold by Executive on the date of exercise, the fair market value shall be the actual sale price.

By accepting this Agreement, Executive consents to a deduction from any amounts Kohl’s owes to Executive from time to time (including, without limitation, amounts owed as wages or other compensation, bonuses, fringe benefits or vacation pay) to the extent of the amounts Executive owes Kohl’s pursuant to this Paragraph 6.  This right of set-off, however, shall not in any way limit the full amount owed hereunder, and Executive shall pay on demand any unpaid amounts, regardless of whether Kohl’s exercises its set-off right.

7.

Method of Exercising Option.

The Executive may exercise the Option on or after the appropriate anniversary date (and before an event of termination) in whole or in part, from time to time by providing to Kohl's (i) a written notice identifying this Option and stating the number of Common Shares which Executive desires to purchase; and (ii) payment in full of the option price per share for the Common Shares then being acquired by certified or cashier's check payable to the order of Kohl's in full payment for the Common Shares  being purchased.  This Option shall be considered exercised with respect to the number of Common Shares Executive desires to purchase on the date that Kohl's receives Executive's notice of exercise and the certified or cashier's check in the office of Kohl's Vice President of Human Resources, at the address specified in Paragraph 9.

Executive shall not acquire any rights or privileges as a shareholder of Kohl's for any Common Shares issuable upon the exercise of this Option until such Common Shares have been duly issued by Kohl's.  Kohl's shall have the right to delay the issue or delivery of any Common Shares to be delivered hereunder until (i) the completion of such registration or qualification of such shares under federal or state law, ruling or regulation as Kohl's deems to be necessary or advisable; and (ii) receipt from Executive of such documents and information as Kohl's deems necessary or appropriate in connection with such registration or qualification or the issuance of Common Shares hereunder.

8.

Prohibition Against Transfer, Pledge, and Attachment.

This Option, and the rights and privileges conferred by it, is personal to Executive and, absent a binding court order, may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) during Executive's lifetime and shall be exercisable only by Executive.  Executive may transfer this Option, and the rights and privileges conferred by it, upon Executive's death, either by will or under the laws of descent and distribution, or by beneficiary designation made in such form and subject to such limitations as may from time to time be acceptable to the Committee and delivered to and accepted by the Committee.  All distributees shall be subject to all of the terms and conditions of this Agreement to the same extent as would Executive if still alive.  This Option, and the rights and privileges conferred by it, may not be subjected to execution, attachment or similar process.

9.

Notices.

Any notice to be given to Kohl's under the terms of this Agreement shall be addressed to the attention of Kohl's Vice President of Human Resources, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051, and any notice to be given to Executive may be addressed to him at his address as it appears on the payroll records of Kohl's, or at such other addresses as either party may designate in writing to the other.

10.

Provisions of the Plan Control.

This Option is subject to, and qualified in its entirety by reference to, the terms and conditions of the Plan under which it is granted, a copy of which may be obtained from Kohl’s Executive Vice President of Human Resources and the provisions of the Plan shall be incorporated into and be a part of this Option Agreement. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Plan. The Plan empowers the Committee to make interpretations, rules and regulations under it.  Determinations made by the Committee with respect to the Plan shall be binding upon Kohl’s and Executive.

11.

Taxes.

Executive shall pay all taxes applicable to the grant or exercise of this Option.  Kohl's may require payment of or withhold any tax which it believes is required to be the obligation of Executive as a result of the grant or exercise of this Option, and Kohl's may defer making delivery of Common Shares or cash payable hereunder until arrangements satisfactory to Kohl's have been made for such tax obligations.

12.

Choice of Law.

This Agreement shall be governed by and construed in accordance with the laws of the state in which the majority of Executive’s job responsibilities are carried out as of the date of this Agreement.

Kohl's has caused this Agreement to be executed and Executive has executed the same as evidence of Executive's acceptance hereof and upon the terms and conditions herein set forth as of the grant date shown above.

KOHL'S CORPORATION

By:_____________________________________________

Executive:______________________________________